Exhibit 10.3

AMENDMENTS TO CERTAIN
NONQUALIFIED DEFERRED COMPENSATION PLANS

    WHEREAS, Progress Energy, Inc. (the “Company”) entered into the Agreement and Plan of Merger with Duke Energy Corporation dated as of January 8, 2011 (the “Merger Agreement”); and

    WHEREAS, the Merger Agreement requires the Company to amend certain nonqualified deferred compensation plans and any related grantor trust agreements to eliminate the requirement to fund the benefit obligations under such plans in connection with the transactions contemplated by the Merger Agreement.

    WHEREUPON, after discussion and upon motion duly made and seconded, it was unanimously:

    RESOLVED, that effective as of the date hereof, the first sentence of Section 9.8 of the Amended and Restated Supplemental Senior Executive Retirement Plan of Progress Energy, Inc. is amended to read as follows:

In the event of a Change in Control, the Sponsor shall irrevocably set aside funds in one or more grantor trusts in an amount that is sufficient to pay each Participant (or Designated Beneficiary) the amount of benefits accrued under the Plan as of the date of the Change in Control; provided, however, that the Sponsor shall not set aside funds, revocably or irrevocably, in one or more grantor trusts in connection with the transactions described in the Agreement and Plan of Merger between the Sponsor and Duke Energy Corporation dated as of January 8, 2011.

    RESOLVED, that effective as of the date hereof, the first sentence of Section 6 of Article XII of the Deferred Compensation Plan for Key Management Employees of Progress Energy, Inc. is amended to read as follows:

In the case of a Change of Control, the Sponsor, subject to the restrictions in this Section 6 and in Section 2 of this ARTICLE XII, shall irrevocably set aside funds in one or more such grantor trusts in an amount that is sufficient to pay each Participant the net present value as of the date on which the Change of Control occurs, of the benefits to which the Participant (or the beneficiaries) would be entitled pursuant to the terms of the Plan if the value of the benefit were to be paid in a lump sum upon the Change of Control; provided, however, that the Sponsor shall not set aside funds, revocably or irrevocably, in one or more such grantor trusts in connection with the transactions described in the Agreement and Plan of Merger between the Sponsor and Duke Energy Corporation dated as of January 8, 2011.

    RESOLVED, that effective as of the date hereof the Progress Energy, Inc. Non-Employee Director Deferred Compensation Plan is amended by inserting the following sentence as the second sentence of Section 10.10:

Notwithstanding the preceding sentence, the Company shall not set aside funds, revocably or irrevocably, in one or more grantor trusts in connection with the transactions described in the Agreement and Plan of Merger between the Company and Duke Energy Corporation dated as of January 8, 2011.

    RESOLVED, that effective as of the date hereof the second sentence of Section 9.10 of the Progress Energy, Inc. Non-Employee Director Stock Unit Plan is amended to read as follows:

The foregoing notwithstanding, the Company shall establish no such grantor trust if its assets shall be includable in the income of Participants thereby solely as a result of Section 409A of the Code and the Company shall establish no such grantor trust or set aside funds, revocably or irrevocably, in any such grantor trust in connection with the transactions described in the Agreement and Plan of Merger between the Company and Duke Energy Corporation dated as of January 8, 2011.

    RESOLVED, that effective as of the date hereof the fourth sentence of Section 5.4 of the Amended and Restated Progress Energy, Inc. Restoration Retirement Plan (the “Restoration Plan”) is amended to read as follows:

A Company may establish a trust to hold funds intended to provide benefits hereunder to the extent the assets of such trust become subject to the claims of the general creditors of such Company in the event of bankruptcy or insolvency of such Company; provided, however, that a Company shall establish no such trust if the assets thereof are includable in the income of any Participant pursuant to Section 409A(b) and provided further that a Company shall establish no such trust in connection with the transactions described in the Agreement and Plan of Merger between the Sponsor and Duke Energy Corporation dated as of January 8, 2011.

    RESOLVED, that effective as of the date hereof, the Restoration Plan is further amended by amending the first sentence of Section 6.3 thereof to read as follows:

The Sponsor shall irrevocably set aside funds in one or more grantor trusts, subject to the provisions of Section 5.4, in an amount that is sufficient to pay each Participant (or Spouse) the benefits accrued under the Plan as of the date of the Change in Control; provided, however, that the Sponsor shall not set aside funds, revocably or irrevocably, in one or more grantor trusts in connection with the transactions described in the Agreement and Plan of Merger between the Sponsor and Duke Energy Corporation dated as of January 8, 2011.

    RESOLVED, that the appropriate officers of the Company are hereby authorized and directed to take such actions and to execute such documents as may be necessary or desirable to implement the foregoing resolutions, all without the necessity of further action by this Board.